Exhibit 99.4

              Techlabs, Inc. Enters into Agreement in Principle to
                        Acquire Storm Depot International

JENSEN BEACH, Fla., March 14, 2007 - Techlabs, Inc. (OTC Bulletin Board: TELA) announced today that it entered into an agreement in principle to acquire Storm Depot International from Eline Entertainment Group, Inc. (OTC Pink sheets: EEGI
- News). The Company noted that its decision to pursue the transaction stems largely from its view that Storm Depot can serve as a natural extension of its recently formed subsidiary, Hemisphere Metals, providing a distribution avenue for aluminum extrusion products imported by Hemisphere Metals. Storm Depot International recently agreed to commit to the purchase of aluminum extrusion products for the 2007 hurricane season from Hemisphere Metals. Storm Depot International has a dealer network on both Florida coasts and is a leader in the hurricane protection market. During the last fiscal year, Storm Depot had unaudited revenue of over $2.4 million in sales and $.465 million in earnings before taxes. Storm Depot has forecast revenues for 2007 that would more than double 2006 results.

As currently contemplated, Techlabs will initially issue 4 million shares of its common stock to Eline in exchange for 100% ownership of Storm Depot International, in addition to as-yet to be negotiated additional amounts of common stock to be issued to Eline and the management of Storm Depot based on performance benchmarks achieved by Storm Depot. The company noted that there are no assurances that it will be successful in its efforts to enter into a definitive purchase agreement and subsequently complete the acquisition, as the transaction will be dependent upon various conditions, including the completion of agreements with the management of Storm Depot International.

Eline previously reported that it had decided to begin the process of effecting the spin-off of its Storm Depot International subsidiary as a fully reporting public company. As a result of the newly proposed acquisition of Storm Depot International by Techlabs, Eline will place on hold all efforts regarding the proposed spin-off. As previously contemplated, that transaction would result in Eline stockholders receiving a stock dividend distribution of Storm Depot International common shares on the basis of one share of Storm Depot International common stock for each share of Eline common stock held upon the record date of the spin-off, which date has not yet been determined.

Storm Depot International was founded in 2004 by Eline and quickly emerged as a leader in the Hurricane protection product business on the Treasure Coast of Florida. The Treasure Coast experienced two hurricanes, Frances and Jeanne, during 2004 which brought increased consumer awareness for hurricane protection to the area. Storm Depot currently has 15 dealers located on the east and west coasts of Florida. Storm Depot expects to increase that number to 25 during the 2007 fiscal year. Florida's Treasure coast is located between Jupiter and Vero Beach Florida. Storm Depot provides, on a wholesale basis, hurricane protection products including its proprietary E-Panel, to its network of dealers. Other products include accordion, Bahamas, colonial and electric roll-down shutters. A more complete line of products are found on the company's web-site, www.onestopshutters.com .

Eline holds an investment in Techlabs, having recently issued to Techlabs ten million shares (10,000,000) of its common stock in exchange for a ten percent (10%) interest in a subsidiary of Techlabs, through which Techlabs is pursuing certain ventures in the Caribbean basin and South America.

About Techlabs

Techlabs is a developer of emerging businesses. The Company's primary focus is centered on developing business opportunities in the Caribbean basin and South America, including its planned acquisition of a minimum of a 51% interest in Venezuelan-based Corporacion SportAlum C.A., which specializes in the fabrication, sale and installation of sport seating solutions for stadiums, arenas and other sports and entertainment facilities around the world.

For further information regarding the company, contact Techlabs, Inc. at (267) 350-9210.

This press release contains forward-looking statements, some of which may relate to Techlabs, Inc. and its intentions to acquire Storm Depot International There can be no assurances that Techlabs will be able to complete any of the proposed actions. Such actions involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Techlabs, Inc.'s filings with the Securities and Exchange Commission.